Exhibit (c)(3)

ZAIS Group Holdings, Inc. DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE NOVEMBER 15, 2017 | CONFIDENTIAL

Table of Contents 2 Page 1. Preliminary Financial Analysis 3 2. Appendix 10 Illustrative Preliminary Weighted Average Cost of Capital and Net Operating Loss Overview 11 Historical Financials 15 Financial Projections 18 Disclaimer 25

Page 1. Preliminary Financial Analysis 3 2. Appendix 10

Summary of Selected Management Forecast Assumptions REVENUES Assets raised in both CLO and Non - CLO funds Approximately $5.0 billion additional CLO assets raised Approximately $1.0 billion in Non - CLO net flows No new Non - CLO funds; asset growth from market appreciation and marginal net flows No incentive f ees on CLO business EXPENSES 2.0% base compensation growth per year 4.0% and 6.0% annual incentive compensation growth for non - financial and financial staff, respectively 3.0% annual growth in non - compensation expenses BALANCE SHEET AND CAPITAL No capital raises Funding through retained earnings and balance sheet cash CLO risk retention rules assumed to end in 2019 No cash outflows associated with new CLOs after 2019 No debt No material capital expenditures Projection Model Source: Company management Company management supplied projections through 2022 4

Summary of Projected Financials Projections represent management’s forecast for ZAIS Group Revenues are based on projected assets for each fund under management, as well as anticipated funds to be raised over the projection period Expenses related to the business expenses, including compensation expense, public company reporting costs, and other operating expenses Income associated with equity investments shown in Other Income Management assumes no CLO risk retention requirements after 2019 No benefit assumed under TRA agreement per Company management’s assumption that no Class A units are expected to be converted into Class A common shares over the projection period Source: Company management (ZAIS Master Model rev 10.30.17) Adj. EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non - recurring items. AUM refers to Assets Under Management. Projected Financials of ZAIS Group 5 $ in thousands Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Dec-22 Platform Total Revenues $28,157 $28,788 $35,735 $41,981 $46,011 $49,782 Total Expenses (38,537) (36,603) (38,432) (40,409) (40,870) (42,266) Total Adj. EBITDA ($10,380) ($7,815) ($2,696) $1,572 $5,141 $7,516 Margin (36.9%) (27.1%) (7.5%) 3.7% 11.2% 15.1% Growth n.m. n.m. n.m. n.m. 227.0% 46.2% Average AUM $3,717,903 $5,381,649 $7,019,684 $9,058,097 $10,082,956 $10,832,490 Growth 15.8% 44.7% 30.4% 29.0% 11.3% 7.4% Other Income and Expenses Investment Income $3,283 $1,585 $4,297 $6,509 $6,432 $6,369 Other Income 312 312 312 312 312 312 Depreciation and Amortization (275) (59) (59) (59) 0 0 Severance (72) 0 0 0 0 0 Total $3,248 $1,839 $4,550 $6,763 $6,744 $6,681 Growth (5.1%) (43.4%) 147.5% 48.6% (0.3%) (0.9%) Investment Income / Average Investments in affiliates 13.5% 7.1% 13.5% 17.0% 16.6% 16.2% Balance Sheet Cash and cash equivalents $44,834 $32,890 $24,717 $34,737 $46,860 $61,188 Income and fees receivable 7,488 7,488 7,488 7,488 7,488 7,488 Investments in affiliates, at fair value 18,952 25,552 37,942 38,604 39,116 39,673 Due from related parties 958 958 958 958 958 958 Property and equipment, net 176 117 59 0 0 0 Prepaid expenses 533 533 533 533 533 533 Other assets 357 357 357 357 357 357 Total Assets $73,298 $67,896 $72,053 $82,678 $95,312 $110,198 Notes payable $0 $0 $0 $0 $0 $0 Compensation payable 10,172 9,608 10,919 12,231 12,980 13,669 Due to related parties 31 31 31 31 31 31 Fees payable 1,845 1,845 1,845 1,845 1,845 1,845 Other liabilities 1,250 1,250 1,250 1,250 1,250 1,250 Total Liabilities $13,298 $12,734 $14,045 $15,357 $16,106 $16,795 Total Equity $60,000 $55,162 $58,008 $67,321 $79,206 $93,402

$0.88 $2.07 $0.27 $1.14 $4.36 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 Platform Value Balance Sheet Investments Net Cash NOL Value Total Equity Value $0.88 $2.07 $0.27 $0.72 $3.94 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 Platform Value Balance Sheet Investments Net Cash NOL Value Total Equity Value Illustrative Preliminary Financial Analyses Summary Illustrative Per Share Sum - of - the - Parts $ per share, 15.0% discount rate and 0.0% terminal growth rate $ per share, 13.0 % discount rate and 2.0 % terminal growth rate Management Liquidation Value (1) $2.33 Source: Company public filings, Company management projections, SNL Financial, Capital IQ, Bloomberg Note: No particular weight was attributed to any analysis. 1. Liquidation value as of September 30, 2017; assumes orderly liquidation. 2. Projected as of December 31, 2017. $ per share (2) (2) (2) (2) $3.94 $4.36 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 6

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Illustrative Preliminary Sum-of-the-Parts Analysis

Summary

Shares outstanding and dollars in millions, except per share values

	Summary		
	Low		High
Implied Value Reference Range of Going Concern (Platform Value) [1]	$15.6	--	$24.7
Balance Sheet Investments [2] [3]	19.0	--	19.0
Balance Sheet Cash [2]	44.8		44.8
Implied Value Reference Range of Platform and Net Assets	**$79.4**	--	**$88.5**
Class A Unit Percentage Ownership of ZGP [4] [5]	67.6%	--	67.6%
Class A Unit Economic Interests before NOLs	**$53.7**	--	**$59.8**
PV of Net Operating Loss Carryforward Benefit to Class A Shares	3.9		3.9
Class A Unit Economic Interests after NOLs	**$57.6**		**$63.7**
Class A Diluted Shares Outstanding [4]	14.6	--	14.6
Class A Unit Economic Interests	**$3.94**	--	**$4.36**

Source: Projections per Company management
Note: Present values as of December 31, 2017; mid-year convention applied.
1. *Based on illustrative preliminary discounted cash flow analysis based on Company management projections, perpetuity growth rate of 0% - 2% and discount rate of 13.0% to 15.0%.*
2. *Estimated as of December 31, 2017 per Company management projections*
3. *Represents retained CLO risk retention equity interests.*
4. *Based on 14.6 million diluted shares of Class A common stock per Company public filings. Includes 0.1 million restricted stock units.*
5. *Based on 7.0 million Founding Member Class A units per Company public filings.*

HOULIHAN LOKEY | 7

Illustrative Preliminary Platform Discounted Cash Flow Analysis Source: Projections per Company management Note : Present values as of December 31, 2017; mid - year convention applied. 1. Stock - based compensation treated as cash expense to approximate dilutive impact. 2. Tax at 35.0% for projection period and terminal value perpetuity assumption, with no tax benefit in negative EBIT years. 3. Unburdened by cash outflows from CLO investments in 2018 and 2019 related to CLO risk retention rules; assumes required CLO r isk retention cash outflows not applicable after 2019. No change in working capital assumed in perpetuity . 4 . Implied from corresponding discount rate and perpetual growth rate applied to 2022 unlevered free cash flow. E refers to Estimated. PV refers to Present Value. EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization. EBIT refers to Earnings Before Interest and Taxes. $ in thousands Discounted Cash Flow Year Ended December 31, 2018E 2019E 2020E 2021E 2022E Implied 2022E EBITDA Revenues, Net $28.8 $35.7 $42.0 $46.0 $49.8 Terminal Multiple [4] Growth % 2.2% 24.1% 17.5% 9.6% 8.2% Discount Rate 0.00% 1.00% 2.00% 13.0% 5.3x 5.8x 6.4x Compensation and Benefits [1] (22.7) (24.2) (25.7) (25.7) (26.7) 13.5% 5.1x 5.6x 6.1x General & Administrative (13.9) (14.3) (14.7) (15.1) (15.6) 14.0% 5.0x 5.4x 5.9x EBITDA ($7.8) ($2.7) $1.6 $5.1 $7.5 14.5% 4.8x 5.2x 5.7x Margin % (27.1%) (7.5%) 3.7% 11.2% 15.1% 15.0% 4.6x 5.0x 5.5x Depreciation & Amortization (0.1) (0.1) (0.1) 0.0 0.0 EBIT ($7.9) ($2.8) $1.5 $5.1 $7.5 Taxes [2] 0.0 0.0 (0.5) (1.8) (2.6) PV of Terminal Value [5] Unlevered Earnings ($7.9) ($2.8) $1.0 $3.3 $4.9 as a % of Enterprise Value Depreciation & Amortization 0.1 0.1 0.1 0.0 0.0 Discount Rate 0.00% 1.00% 2.00% Change in Net Working Capital [3] (0.6) 1.3 1.3 0.7 0.7 13.0% 107.0% 106.4% 105.7% Unlevered Free Cash Flows ($8.4) ($1.4) $2.4 $4.1 $5.6 13.5% 108.0% 107.3% 106.6% 14.0% 109.1% 108.3% 107.5% 14.5% 110.3% 109.4% 108.5% Present Value PV of Terminal Value [3] Based of Cash Flows on Perpetual Growth Rate for Implied Enterprise Value Discount Rate (2018 - 2022) 2022 Unlevered Free Cash Flow 0.00% 1.00% 2.00% 0.00% 1.00% 2.00% 13.0% ($1.4) $21.7 $23.7 $26.1 $20.3 $22.3 $24.7 13.5% (1.5) 20.5 22.3 24.5 19.0 20.8 23.0 14.0% (1.6) + 19.3 21.0 23.0 = 17.7 19.4 21.4 14.5% (1.7) 18.3 19.9 21.7 16.6 18.2 20.0 15.0% (1.8) 17.4 18.8 20.4 15.6 17.0 18.6 8

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Illustrative Management Liquidation Analysis

In addition to a financial forecast, Company management prepared an illustrative Company liquidation analysis assuming an orderly liquidation

Liquidation Summary

$ in thousands, except per share

	Amount	Per Share
Balance Sheet Items / Net Assets		
Value of Leveraged Finance IMA's used in 1940 Act Testing (September 2017)	$9,673.0	$0.45
Value of Investments held by ZAIS (Zephyr A-6, Topwater, Prelude) (September 2017)	43,868.0	2.03
Cash (September 2017)	16,242.0	0.75
Value of Assets	**$69,783.0**	**$3.23**
Less: Other Liabilities	0.0	0.00
Net Assets	**$69,783.0**	**$3.23**
Plus: Estimated Inflow Related to Mgmt. Fees for Q4 2017 + Q1 2018	7,867.3	0.36
Plus: Estimated Inflow Related to Incentive Fees for Q4 2017 + Q1 2018 (INARI, Opp, 1st Loss Accts)	6,306.0	0.29
Estimated Outflow for Base Comp & Operating Exp for Q4 2017 + Q1 2018	(10,173.0)	(0.47)
Q1 2018 Accrued Bonus/Guarantee Payout	(10,120.0)	(0.47)
Bell Works - Cash Lease Cost Over Remaining Term of Lease	(2,900.0)	(0.13)
Berkshire Capital Financial Advisory Fee	(500.0)	(0.02)
Total Operating Related Cash Flows	**($9,519.8)**	**($0.44)**
Legal Expense	(3,000.0)	(0.14)
Professional Liability Insurance Policy (Six-Year Tail)	(2,200.0)	(0.10)
Remainder of Lease Costs for Red Bank Post-Liquidation	n.a.	
Remainder of Lease Costs for London Post-Liquidation	n.a.	
Legal Costs for Closing London Office	n.a.	
Estimated Employee Severance (Calculated under Current ZAIS Policy)	(2,400.0)	(0.11)
Retention / Severance Payments Payable through February 2021	(2,247.2)	(0.10)
Liquidation Related Costs	**($9,847.2)**	**($0.46)**
Total Liquidation Proceeds (Costs)	**$50,416.1**	**$2.33**

Source: Company management

HOULIHAN LOKEY | 9

Page 1. Preliminary Financial Analysis 3 2. Appendix 10 Illustrative Preliminary Weighted Average Cost of Capital and Net Operating Loss Overview 11 Historical Financials 15 Financial Projections 18 Disclaimer 25

Page 1. Preliminary Financial Analysis 3 2. Appendix 10 Illustrative Preliminary Weighted Average Cost of Capital and Net Operating Loss Overview 11 Historical Financials 15 Financial Projections 18 Disclaimer 25

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Weighted Average Cost of Capital

Selected Company	Debt [1]	Preferred Stock [2]	Equity Market Value [3]	Total Capitalization [4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Equity Market Value	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Medley Management Inc.	$125.4	$0.0	$180.1	$305.5	69.6%	41.1%	0.0%	0.0%	58.9%
Ares Management, L.P.	486.0	298.8	4,309.4	5,094.1	11.3%	9.5%	6.9%	5.9%	84.6%
Apollo Global Management, LLC	1,361.0	264.4	11,945.5	13,570.9	11.4%	10.0%	2.2%	1.9%	88.0%
Carlyle Group L.P.	1,515.6	0.0	7,258.2	8,773.8	20.9%	17.3%	0.0%	0.0%	82.7%
Oaktree Capital Group, LLC	746.6	0.0	6,903.7	7,650.3	10.8%	9.8%	0.0%	0.0%	90.2%
Median	$746.6	$0.0	$6,903.7	$7,650.3	11.4%	10.0%	0.0%	0.0%	84.6%
Mean	$846.9	$112.6	$6,119.4	$7,078.9	24.8%	17.5%	1.8%	1.6%	80.9%
ZAIS Group Holdings, Inc.	0.0	0.0	37.2	37.2	0.0%	0.0%	0.0%	0.0%	100.0%

Selected Company	Levered Beta [5]	Unlevered Beta [6]	Equity Risk Premium [7]	Size Premium [8]	Cost of Equity [9]	Cost of Debt [10]	Cost of Preferred Stock [11]	WACC [12]
Medley Management Inc.	1.71	1.18	6.00%	5.59%	18.5%	7.1%	0.0%	12.8%
Ares Management, L.P.	0.80	0.70	6.00%	0.98%	8.5%	3.5%	6.7%	7.8%
Apollo Global Management, LLC	1.18	1.08	6.00%	0.61%	10.4%	3.6%	7.2%	9.5%
Carlyle Group L.P.	1.52	1.33	6.00%	0.89%	12.7%	4.5%	0.0%	11.0%
Oaktree Capital Group, LLC	0.82	0.76	6.00%	0.89%	8.5%	4.5%	0.0%	7.9%
Median	1.18	1.08			10.4%	4.5%	0.0%	9.5%
Mean	1.20	1.01			11.7%	4.7%	2.8%	9.8%
ZAIS Group Holdings, Inc.	0.74	0.74	6.00%	5.59%	12.7%	0.0%	0.0%	12.7%

Sources: SNL Financial, Capital IQ, Bloomberg, Company public filings
Note: No company used for comparative purposes is identical to the Company or its business.
Financial data as of most recent available; market data as of November 13, 2017 (except ZAIS stock price, which is as of unaffected date of September 5, 2017).
1. *Debt amount based on most recent public filing as of November 13, 2017.*
2. *Preferred stock amount as stated in most recent public filing as of November 13, 2017.*
3. *Equity market value based on closing stock price on November 13, 2017, and on common shares and common share equivalents based on most recent public filing as of November 13, 2017.*
4. *Total capitalization equal to equity market value + debt outstanding + preferred stock.*
5. *Based on actual weekly beta over five years as of November 13, 2017, per Bloomberg.*
6. *Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt to Equity Market Value)) + (Preferred Stock to Equity Market Value)); computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt to Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions.*
7. *Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.*
8. *2017 Duff & Phelps Valuation Handbook, Appendix 3 .*
9. *Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of November 13, 2017, based on 20-year U.S. Treasury Bond Yield*
10. *Based on selected companies' weighted average interest rate per most recent public filings.*
11. *Based on selected companies' weighted average preferred dividend per most recent public filings.*
12. *Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption.*

HOULIHAN LOKEY | 12

Weighted Average Cost of Capital Sources: SNL Financial, Capital IQ, Bloomberg, Company public filings Note: No company used for comparative purposes is identical to the Company or its business. Financial data as of most recent available; market data as of November 13, 2017 (except ZAIS stock price, which is as of unaffected date of September 5, 2017 ). 1 . Risk - Free Rate of Return as of November 13, 2017, based on 20 - year U.S. Treasury Bond Yield. 2. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side mod els and other materials. 3. 2017 Duff & Phelps Valuation Handbook, Appendix 3. 4 . Per Company management . 5. Based on review of corresponding metrics of selected companies and of the Company listed on previous page . 6. Based on review of selected companies’ unlevered betas listed on previous page. 7. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt to Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions. 8. Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Ass umptions. 9. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Marke t Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on "Cost of Equity for Computed WACC" and Market and Capital Structure Assumptions . Market Capital Structure Cost of Equity for [Cost of Equity based on Assumptions Assumptions Computed WACC [Subject Company] Observed Beta] Risk-Free Rate of Return [1] 2.67% Debt to Total Capitalization [5] 10.0% Selected Unlevered Beta [6] 1.08 Equity Risk Premium [2] 6.00% Preferred Stock to Total Capitalization [5] 0.0% Computed Levered Beta [7] 1.16 Size Premium [3] 5.59% Equity Market Value to Total Capitalization [5] 90.0% Cost of Equity [8] 15.2% Tax Rate [4] 35.0% Debt to Equity Market Value 11.1% Preferred Stock to Equity Market Value 0.0 Cost of Debt [5] 4.5% Cost of Preferred Stock [5] 0.0% Computed Weighted Average Cost of Capital [9] 14.0% Check Selected Company Decile with MM and Trans Approaches Selected Weighted Average Cost of Capital Range 13.0% - - 15.0% 13

Illustrative Preliminary Net Operating Loss Overview Source : Company management projections, public filings Note: Present values as of December 31, 2017; mid - year convention applied . NOL rolled - forward from Company’s 9/30/17 publicly disclosed financials using Company management projections for Q4 2017. 1. Pre - tax income does not include stock - based compensation. 2. Discount rate assumed to be ZAIS cost of equity (15.2%). NMF refers to not meaningful. For 3.0 Months Ending 12/31, Year Ended December 31, Pretax Income 2017 2018E 2019E 2020E 2021E 2022E Total Pretax Income / (Loss) [1] ($0.5) ($4.8) $2.8 $9.3 $11.9 $14.2 ZAIS Related 67.6% 67.6% 67.6% 67.6% 67.6% 67.6% Total Pretax Income / (Loss) [1] ($0.3) ($3.3) $1.9 $6.3 $8.0 $9.6 % change -- 162.6% NMF 227.1% 27.6% 19.4% Tax Liability Before Tax Asset Usage $0.0 $0.0 $0.7 $2.2 $2.8 $3.4 NOL Carryforward Pretax Income / (Loss) Subject to NOL Usage $0.0 $0.0 $1.9 $6.3 $8.0 $9.6 Beginning NOL $12.9 $13.2 $16.5 $14.6 $8.3 $0.3 Add: New NOL 0.3 3.3 0.0 0.0 0.0 0.0 Less: Existing NOL Usage 0.0 0.0 1.9 6.3 8.0 0.3 Less: New NOL Usage 0.0 0.0 0.0 0.0 0.0 0.0 Ending NOL $13.2 $16.5 $14.6 $8.3 $0.3 $0.0 Tax Relief from NOL Usage $0.0 $0.0 $0.7 $2.2 $2.8 $0.1 Tax Liability after NOL Usage $0.0 $0.0 $0.0 $0.0 $0.0 $3.3 Total Annual Tax Savings NOL Tax Savings $0.0 $0.7 $2.2 $2.8 $0.1 Discount Period 0.5 1.5 2.5 3.5 4.5 Discount Factor [2] 0.9 0.8 0.7 0.6 0.5 Present Value of Tax Savings $0.0 $0.5 $1.5 $1.7 $0.0 Total Federal Tax Savings (Rounded) $3.9 14

Page 1. Preliminary Financial Analysis 3 2. Appendix 10 Illustrative Preliminary Weighted Average Cost of Capital and Net Operating Loss Overview 11 Historical Financials 15 Financial Projections 18 Disclaimer 25

Historical Income Statement Management Company Only Source: Company public filings, SNL Financial, Capital IQ Note: Financial data as of June 30, 2017. Reflects ZAIS only; does not include consolidated funds and eliminations For 12 Months Ended, $ in thousands 2015 2016 LTM Jun-17 Management Fee Income $15,802 $22,270 $22,255 Incentive Income 7,131 9,346 12,232 Reimbursement Revenue -- -- 877 Other Revenues 298 316 327 Total Revenues $23,231 $31,932 $35,691 Compensation & Benefits $26,971 $31,380 $27,407 General, Administrative & Other 17,064 12,263 13,941 Depreciation & Amortization 730 267 251 Total Expenses $44,765 $43,910 $41,599 Net Gain (Loss) on Investments $186 $3,921 $4,436 Other Income (Expense) 147 762 86 Impairment Loss on Goodwill (2,655) -- -- Total Other Income (Loss) ($2,322) $4,683 $4,522 Income (Loss) Before Income Taxes ($23,856) ($7,295) ($1,386) Income Tax (Benefit) Expense 155 (5) (4) Net Income (Loss), Net Of Tax ($24,011) ($7,290) ($1,382) Foreign Currency Translation Adjustment 238 (343) (103) Total Comprehensive Income (Loss) ($23,773) ($7,633) ($1,485) Memo: AUM ($ in millions) $4,100 $3,991 $3,360 Memo: EBITDA ($20,804) ($11,711) ($5,657) 16

Historical Balance Sheet Management Company Only Reflects ZAIS only; does not include consolidated funds and eliminations $ in thousands Dec-15 Dec-16 Jun-17 Assets: Cash & Cash Equivalents $44,351 $38,712 $16,970 Income & Fees Receivable 2,529 8,805 2,198 Investments, At Fair Value 8,169 -- -- Investments in Affiliates, At Fair Value 20,767 29,554 42,986 Due From Related Parties 748 734 1,101 Property & Equipment, Net 544 274 319 Prepaid Expenses 776 906 1,907 Deferred Tax Assets -- -- -- Other Assets 310 348 385 Total Assets $78,194 $79,333 $65,866 Liabilities: Notes Payable $1,255 $1,263 $ -- Compensation Payable 3,575 7,836 4,594 Due To Related Parties 175 31 31 Fees Payable 756 2,439 289 Other Liabilities 1,546 1,127 1,147 Total Liabilities $7,307 $12,696 $6,061 Equity: Class A Common Stock $1 $1 $1 Additional Paid-In-Capital 60,817 63,413 64,210 Retained Earnings (Accumulated Deficit) (13,805) (18,965) (23,779) Accumulated Other Comprehensive Income (Loss) 158 (70) (44) ZAIS Group Holdings Stockholders' Equity $47,171 $44,379 $40,388 NCI in ZAIS Group Parent, LLC 23,716 22,258 19,417 Total Equity $70,887 $66,637 $59,805 Total Liabilities and Equity $78,194 $79,333 $65,866 Source: Company public filings, SNL Financial, Capital IQ Note: Financial data as of June 30, 2017. 17

Page 1. Preliminary Financial Analysis 3 2. Appendix 10 Illustrative Preliminary Weighted Average Cost of Capital and Net Operating Loss Overview 11 Historical Financials 15 Financial Projections 18 Disclaimer 25

Management Forecast Non - CLO Business Source: Company management 19 $ in thousands Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Dec-22 Income Statement Non-CLO Business ZAIS Atlas Master Fund LP $32 $0 $0 $0 $0 $0 ZAIS OPPORTUNITY 3,681 3,869 4,277 4,533 4,804 5,091 MA1 22 0 0 0 0 0 MA2 624 609 657 710 767 828 Zephyr Recovery Mezz Fund 743 780 843 910 983 1,061 EMPIRICUS B 0 0 0 0 0 0 Corporate Loan Master Fund 0 0 0 0 0 0 MA8 0 0 0 0 0 0 MA4 2,351 2,594 2,802 3,026 3,268 3,529 New SMA 33 1,835 3,723 4,382 5,088 5,846 MA5 0 0 0 0 0 0 MA9 0 0 0 0 0 0 MA10 0 0 0 0 0 0 MA3 0 0 0 0 0 0 MA6 38 0 0 0 0 0 INARI 3,294 3,534 3,817 4,122 4,452 4,808 ZVAREF 0 0 0 0 0 0 ZAIS Financial Corp. (REIT) 0 0 0 0 0 0 Structured Vehicles --ZING IX, Galleria V, Euro Epics 166 0 0 0 0 0 ZEPHYR A-7 0 387 1,732 2,880 3,287 3,752 Management Fees $10,984 $13,609 $17,850 $20,562 $22,649 $24,916

Management Forecast Non - CLO Business Source: Company management AUM refers to Assets Under Management . 20 $ in thousands Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Dec-22 Income Statement Euro Epics $32 $0 $0 $0 $0 $0 ZAIS Atlas Master Fund LP 25 0 0 0 0 0 ZAIS OPPORTUNITY 3,488 2,978 3,286 3,492 3,701 3,923 MA2 0 0 0 0 0 0 EMPIRICUS B 0 0 0 0 0 0 MA4 2,067 1,193 1,038 1,121 1,210 1,307 MA7 834 834 834 834 834 834 MA11 269 269 269 269 269 269 New SMA 0 0 0 0 0 0 MA5 0 0 0 0 0 0 MA9 0 0 0 0 0 0 MA10 0 0 0 0 0 0 MA3 0 0 0 0 0 0 MA6 0 0 0 0 0 0 INARI 4,044 2,139 2,310 2,495 2,694 2,910 ZEPHYR A-7 0 0 0 0 0 0 Other 0 0 0 0 0 0 Incentive Fees $10,759 $7,413 $7,736 $8,210 $8,709 $9,242 Other Revenues 1,617 300 300 300 300 300 Total Revenues $23,360 $21,322 $25,886 $29,073 $31,657 $34,458 Growth (23.0%) (8.7%) 21.4% 12.3% 8.9% 8.8% Implied BPS of Average AUM 155 116 116 118 117 115 Assets Under Management Average AUM $1,506,430 $1,839,321 $2,234,002 $2,465,680 $2,716,865 $2,989,379 Growth (0.6%) 22.1% 21.5% 10.4% 10.2% 10.0%

Management Forecast CLO Business Source: Company management AUM refers to Assets Under Management . 21 $ in thousands Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Dec-22 Income Statement CLO Business CLO 1 $0 $0 $0 $0 $0 $0 CLO 2 0 0 0 0 0 0 CLO 3 0 290 0 0 0 0 CLO 5 0 1,602 1,599 1,590 1,490 1,067 CLO 6-CLO 13 & 1 Reset & 3 Reset 0 5,574 8,250 10,118 10,064 9,857 CLO 14-CLO 19 0 0 0 1,200 2,800 4,400 Management Fees $4,708 $7,466 $9,849 $12,909 $14,354 $15,324 CLO 4 $89.4 $0.0 $0.0 $0.0 $0.0 $0.0 Incentive Fees $89 $0 $0 $0 $0 $0 Total Revenues $4,797 $7,466 $9,849 $12,909 $14,354 $15,324 Growth 198.8% 55.6% 31.9% 31.1% 11.2% 6.8% Implied BPS of Average AUM 24 26 24 23 21 21 Average Fee Earning AUM $2,200,000 $3,550,000 $4,737,500 $6,425,000 $7,175,000 $7,625,000 Growth 25.4% 61.4% 33.5% 35.6% 11.7% 6.3%

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Operating Expenses

$ in thousands	Dec-17	Dec-18	Dec-19	Dec-20	Dec-21	Dec-22
Income Statement						
Expenses						
Salaries	($9,318)	($9,504)	($9,694)	($9,888)	($10,086)	($10,288)
Incentive Compensation	(12,221)	(10,056)	(11,367)	(12,679)	(13,428)	(14,117)
Stock Based Compensation	(1,308)	(1,138)	(992)	(978)	0	0
Payroll Tax and Benefits	(1,577)	(2,052)	(2,109)	(2,168)	(2,219)	(2,269)
Compensation and Benefit Expense	($24,423)	($22,750)	($24,163)	($25,713)	($25,732)	($26,674)
Professional Fees	($5,447)	($5,610)	($5,779)	($5,952)	($6,130)	($6,314)
Research Expenses	(2,516)	(2,591)	(2,669)	(2,749)	(2,831)	(2,916)
Fee Rebates	(664)	0	0	0	0	0
Occupancy and utilities	(1,103)	(1,136)	(1,170)	(1,205)	(1,241)	(1,278)
Information Systems	(1,024)	(1,055)	(1,087)	(1,119)	(1,153)	(1,188)
Travel & Entertainment	(714)	(735)	(757)	(780)	(803)	(828)
Insurance	(1,258)	(1,296)	(1,335)	(1,375)	(1,416)	(1,459)
Other	(1,388)	(1,429)	(1,472)	(1,516)	(1,562)	(1,609)
Other General and Administrative	($14,114)	($13,853)	($14,269)	($14,697)	($15,138)	($15,592)
Total Operating Expense	**($38,537)**	**($36,603)**	**($38,432)**	**($40,409)**	**($40,870)**	**($42,266)**
Margin	*136.9%*	*127.1%*	*107.5%*	*96.3%*	*88.8%*	*84.9%*
Salaries, Benefits and Payroll Taxes / Total Revenue	*38.7%*	*40.1%*	*33.0%*	*28.7%*	*26.7%*	*25.2%*
Total Compensation and Benefits / Total Revenue	*86.7%*	*79.0%*	*67.6%*	*61.2%*	*55.9%*	*53.6%*
Other General and Administrative / Total Revenue	*50.1%*	*48.1%*	*39.9%*	*35.0%*	*32.9%*	*31.3%*

Source: Company management

HOULIHAN LOKEY | 22

Management Forecast Platform Summary and Other Income and Expenses Source: Company management n.m. refers to not meaningful . AUM refers to Assets Under Management . 23 $ in thousands Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Dec-22 Income Statement Platform Total Revenues $28,157 $28,788 $35,735 $41,981 $46,011 $49,782 Total Expenses (38,537) (36,603) (38,432) (40,409) (40,870) (42,266) Total Adj. EBITDA ($10,380) ($7,815) ($2,696) $1,572 $5,141 $7,516 Margin (36.9%) (27.1%) (7.5%) 3.7% 11.2% 15.1% Growth n.m. n.m. n.m. n.m. 227.0% 46.2% Average AUM $3,717,903 $5,381,649 $7,019,684 $9,058,097 $10,082,956 $10,832,490 Growth 15.8% 44.7% 30.4% 29.0% 11.3% 7.4% Other Income and Expenses Investment Income $3,283 $1,585 $4,297 $6,509 $6,432 $6,369 Other Income 312 312 312 312 312 312 Depreciation and Amortization (275) (59) (59) (59) 0 0 Severance (72) 0 0 0 0 0 Total $3,248 $1,839 $4,550 $6,763 $6,744 $6,681 Growth (5.1%) (43.4%) 147.5% 48.6% (0.3%) (0.9%) Investment Income / Average Investments in affiliates 13.5% 7.1% 13.5% 17.0% 16.6% 16.2%

Management Forecast Balance Sheet Source: Company management 24 $ in thousands Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Dec-22 Balance Sheet Cash and cash equivalents $44,834 $32,890 $24,717 $34,737 $46,860 $61,188 Income and fees receivable 7,488 7,488 7,488 7,488 7,488 7,488 Investments in affiliates, at fair value 18,952 25,552 37,942 38,604 39,116 39,673 Due from related parties 958 958 958 958 958 958 Property and equipment, net 176 117 59 0 0 0 Prepaid expenses 533 533 533 533 533 533 Other assets 357 357 357 357 357 357 Total Assets $73,298 $67,896 $72,053 $82,678 $95,312 $110,198 Notes payable $0 $0 $0 $0 $0 $0 Compensation payable 10,172 9,608 10,919 12,231 12,980 13,669 Due to related parties 31 31 31 31 31 31 Fees payable 1,845 1,845 1,845 1,845 1,845 1,845 Other liabilities 1,250 1,250 1,250 1,250 1,250 1,250 Total Liabilities $13,298 $12,734 $14,045 $15,357 $16,106 $16,795 Total Equity $60,000 $55,162 $58,008 $67,321 $79,206 $93,402

Page 1. Preliminary Financial Analysis 3 2. Appendix 10 Illustrative Preliminary Weighted Average Cost of Capital and Net Operating Loss Overview 11 Historical Financials 15 Financial Projections 18 Disclaimer 25

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